Exhibit 99.1

Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial acquires 50-percent participating interest in Celtic Exploration following its acquisition by ExxonMobil Canada

—     Imperial has acquired a 50-percent participating interest in the Celtic Exploration acquisition by ExxonMobil Canada

—     New operation will benefit from the combined expertise of ExxonMobil, XTO Energy and Imperial Oil in unconventional resource development

Calgary, Alberta, February 26, 2013 - Imperial Oil has acquired a 50-percent participating interest in Celtic Exploration Ltd. (“Celtic”) following the close of its acquisition by ExxonMobil Canada today. This occurred by means of a sale of a 50-percent interest in Celtic’s assets and liabilities from ExxonMobil Canada to Imperial Oil, which represents about a $1.6 billion investment by Imperial Oil.

ExxonMobil Canada acquired Celtic after receiving final approval from Canadian regulatory authorities last week. Celtic’s shareholders had previously approved the transaction in a meeting on December 14, 2012.

The technical expertise and financial strength of Imperial, ExxonMobil and XTO Energy Inc., a subsidiary of ExxonMobil, will enable the responsible development of the energy contained in the acquired unconventional, liquids rich acreage.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and service station networks.

For further information:
Investor inquiries	Media inquiries
John Charlton	Pius Rolheiser
Investor Relations	Public Affairs
403-237-4537	403-237-2710